SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15 (D) OF

                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): November 6, 1997

                               THE AES CORPORATION
             (exact name of registrant as specified in its charter)

       DELAWARE                   333-15487                    54-1163725
     (State  of               (Commission File No.)           (IRS Employer
    Incorporation)                                         Identification No.)

                       1001 North 19th Street, Suite 2000
                            Arlington, Virginia 22209
          (Address of principal executive offices, including zip code)

               Registrant's telephone number, including area code:
                                 (703) 522-1315

                                 NOT APPLICABLE

          (Former Name or Former Address, if changed since last report)

Item  5.  OTHER EVENTS


          This current report on Form 8-k includes The AES Corporation 1996 consolidated financial statements updated for certain subsequent events filed under Item 7, together with the Independent Auditors' Report on the financial statements.


Item  7.  FINANCIAL STATEMENTS & EXHIBITS

         a. (ii) The Company's consolidated balance sheets as of December 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for the three years ended December 31, 1996, 1995 and 1994, and related notes thereto.

                          Independent Auditors' Report




To the Stockholders
of The AES Corporation:



We have audited the accompanying consolidated balance sheets of The AES Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The AES Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP



Washington, DC
January 30, 1997, except for the penultimate paragraph of Note 6, as to which the date is March 13, 1997, the pre-penultimate paragraph of Note 6, as to which the date is August 8, 1997, the subsequent events paragraph of Note 7, as to which the date is July 15, 1997, and Note 13, as to which the date is October 27, 1997

                      THE AES CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                                                   DECEMBER 31,
                                                                                             -------------------------
                                                                                               1996           1995
In millions, except par values                                                               ----------   ------------
ASSETS
Current Assets:
 Cash and cash equivalents ...............................................................   $  185        $  239
 Short-term investments ..................................................................       20            58
 Accounts receivable, net  ...............................................................       95            54
 Inventory  ..............................................................................       81            36
 Receivable from affiliates   ............................................................        9            11
 Deferred income taxes  ..................................................................       65            21
 Prepaid expenses and other current assets   .............................................       47            27
                                                                                             -------       -------
Total current assets .....................................................................      502           446
Property, Plant and Equipment:
 Land ....................................................................................       30             9
 Electric and steam generating facilities ................................................    1,884         1,594
 Furniture and office equipment  .........................................................       14            11
 Accumulated depreciation and amortization   .............................................     (282)         (222)
 Construction in progress  ...............................................................      574           158
                                                                                             -------       -------
Property, plant and equipment, net  ......................................................    2,220         1,550
Other Assets:
 Deferred costs, net .....................................................................       47            32
 Project development costs ...............................................................       53            41
 Investments in and advances to affiliates   .............................................      491            48
 Debt service reserves and other deposits ................................................      175           168
 Goodwill & other intangible assets, net  ................................................       52            37
 Other assets  ...........................................................................       82            19
                                                                                             -------       -------
Total other assets   .....................................................................      900           345
                                                                                             -------       -------
Total ....................................................................................   $3,622        $2,341
                                                                                             =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable ........................................................................   $   64        $   33
 Accrued interest ........................................................................       25            12
 Accrued and other liabilities   .........................................................       95            49
 Other notes payable -- current portion   ................................................       88            50
 Project financing debt -- current portion   .............................................      110            84
                                                                                             -------       -------
Total current liabilities  ...............................................................      382           228
Long-Term Liabilities:
 Project financing debt ..................................................................    1,558         1,098
 Other notes payable .....................................................................      450           125
 Deferred income taxes  ..................................................................      243           170
 Other long-term liabilities  ............................................................       55            13
                                                                                             -------       -------
Total long-term liabilities   ............................................................    2,306         1,406
Minority Interest ........................................................................      213           158
Commitments and Contingencies ............................................................       --            --
Stockholders' Equity:
Preferred stock (no par value; 2 million shares authorized; none issued)   ...............       --            --
Common stock ($.01 par value; 500 million shares authorized; shares issued and outstanding: 1996
 -- 154.8 million; 1995 -- 149.6 million) ................................................        1             1
Additional paid-in capital ...............................................................      360           293
Retained earnings ........................................................................      396           271
Cumulative foreign currency translation adjustment .......................................      (33)          (10)
Less treasury stock at cost (1996 -- .2 million shares; 1995 -- .6 million shares)  ......       (3)           (6)
                                                                                             -------       -------
Total stockholders' equity ...............................................................      721           549
                                                                                             -------       -------
Total ....................................................................................   $3,622        $2,341
                                                                                             =======       =======

                 See Notes to Consolidated Financial Statements.

                      THE AES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                        DECEMBER 31,
                                                                            ---------------------------------
                                                                               1996        1995        1994
In millions, except per share amounts                                       ---------   ---------   ---------
REVENUES:
 Sales ..................................................................    $  824      $  672      $  514
 Services ...............................................................        11           7          19
                                                                             ------      ------      ------
Total revenues  .........................................................       835         679         533
OPERATING COSTS AND EXPENSES:
 Cost of sales  .........................................................       495         388         252
 Cost of services  ......................................................         7           6          13
 Selling, general and administrative expenses ...........................        35          32          32
 Provision to reduce contract receivable   ..............................        20          --          --
                                                                             ------      ------      ------
Total operating costs and expenses   ....................................       557         426         297
                                                                             ------      ------      ------
Operating Income   ......................................................       278         253         236
OTHER INCOME AND (EXPENSE):
 Interest expense  ......................................................      (144)       (127)       (125)
 Interest income   ......................................................        24          27          22
 Equity in earnings of affiliates (net of income tax)  ..................        35          14          12
                                                                             ------      ------      ------
INCOME BEFORE INCOME TAXES,
 MINORITY INTEREST,
 AND EXTRAORDINARY ITEM  ................................................       193         167         145
INCOME TAXES ............................................................        60          57          44
MINORITY INTEREST  ......................................................         8           3           3
                                                                             ------      ------      ------
INCOME BEFORE EXTRAORDINARY ITEM  .......................................       125         107          98
Extraordinary item -- net gain on extinguishment of debt (less applicable
 income taxes of $1)  ...................................................        --          --           2
                                                                             ------      ------      ------
NET INCOME   ............................................................    $  125      $  107      $  100
                                                                             ======      ======      ======
NET INCOME PER SHARE:
 Before extraordinary gain  .............................................    $ 0.81      $ 0.71      $ 0.65
 Extraordinary gain   ...................................................        --          --        0.01
                                                                             ------      ------      ------
NET INCOME PER SHARE  ...................................................    $ 0.81      $ 0.71      $ 0.66
                                                                             ======      ======      ======

Note: All per share amounts have been adjusted for the 2 for 1 stock split effective July 28, 1997.

                 See Notes to Consolidated Financial Statements.

                      THE AES CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               FOR THE YEARS ENDED
                                                                                    DECEMBER 31,
                                                                     ----------------------------------------
                                                                           1996          1995         1994
In millions, except per share amounts                                -------------   -----------   ----------
OPERATING ACTIVITIES:
Net income  ......................................................    $    125        $  107       $  100
Adjustments to net income: .......................................
 Depreciation and amortization   .................................          65            55           43
 Provision for deferred taxes ....................................          26            48           39
 Undistributed earnings of affiliates  ...........................         (20)            3           (3)
 Payments for deferred financing costs ...........................         (13)           (3)          (6)
 Other   .........................................................           6             4           --
 Changes in working capital   ....................................          (7)          (17)          (9)
                                                                      ---------       -------      -------
Net cash provided by operating activities ........................         182           197          164
INVESTING ACTIVITIES:
Property additions   .............................................        (506)         (171)         (10)
Acquisitions, net of cash acquired  ..............................        (148)         (121)          --
Sale of short-term investments   .................................         103           254          132
Purchase of short-term investments  ..............................         (66)         (218)        (204)
Affiliate advances and investments  ..............................        (430)          (10)          --
Project development costs  .......................................         (16)          (22)         (17)
Debt service reserves and other assets ...........................         (72)          (55)         (21)
                                                                      ---------       -------      -------
Net cash used in investing activities  ...........................      (1,135)         (343)        (120)
FINANCING ACTIVITIES:
Net borrowings (repayments) under the revolver  ..................         163            50           --
Issuance of project financing debt and other notes payable  ......         802           133           --
Repayments of project financing debt   ...........................         (75)          (63)         (72)
Other liabilities ................................................          (3)            8           --
Contributions by minority interests ..............................          10             7          152
Sale (repurchase) of common stock   ..............................           2            (5)          --
                                                                      ---------       -------      -------
Net cash provided by financing activities ........................         899           130           80
INCREASE/(DECREASE) IN CASH AND CASH
 EQUIVALENTS   ...................................................         (54)          (16)         124
CASH AND CASH EQUIVALENTS, BEGINNING   ...........................         239           255          131
                                                                      ---------       -------      -------
CASH AND CASH EQUIVALENTS, ENDING   ..............................    $    185        $  239       $  255
                                                                      =========       =======      =======
SUPPLEMENTAL DISCLOSURES:
Cash payments for interest .......................................    $    134        $  120       $  127
Cash payments for income taxes   .................................          32             6            3

                 See Notes to Consolidated Financial Statements.

                      THE AES CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The AES Corporation and its subsidiaries and affiliates (collectively "AES" or the "Company") is a global power company primarily engaged in developing, owning and operating electric power generating facilities.

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements of the Company include the accounts of AES, its subsidiaries and controlled affiliates. Investments in 50% or less owned affiliates over which the Company has the ability to exercise significant influence, but not control, are accounted for using the equity method. The accounts of AES China Generating Co. Ltd. ("AES Chigen"), a controlled affiliate, are consolidated based on its fiscal year ended November 30. Intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS -- The Company considers cash on hand, deposits in banks, certificates of deposit and short-term marketable securities with an original maturity of three months or less as cash and cash equivalents.

INVESTMENTS -- Securities that the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at historical cost. Other investments that the Company does not intend to hold to maturity are classified as available-for-sale, and any unrealized gains or losses are recorded as a separate component of stockholders' equity. Interest and dividends on investments are reported in interest income. Short-term investments consist of investments with original maturities in excess of three months but less than one year. Debt service reserves and other deposits, which might otherwise be considered cash and cash equivalents are treated as noncurrent assets (see Note 3).

INVENTORY -- Inventory, valued at the lower of cost or market (first in, first out method), consists of coal, raw materials, spare parts, and supplies. Inventory consists of the following (in millions):

                                              --------------

                                               DECEMBER 31,
                                              --------------
                                                1996    1995
                                              ------   -----
Coal and other raw materials   ............     $57     $ 24
Spare parts, materials and supplies  ......      24       12
                                                  -        -
Total  ....................................     $81     $ 36
                                               ====     =====

PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment is stated at cost including the cost of improvements. Depreciation, after consideration of salvage value, is computed using the straight-line method over the estimated composite lives of the assets, which range from 3 to 40 years. Maintenance and repairs are charged to expense as incurred. Emergency and rotable spare parts inventories are included in electric and steam generating facilities and are depreciated over the useful life of the related components.

INTANGIBLE ASSETS -- Goodwill and other intangible assets are amortized on a straight-line basis over their estimated periods of benefit or their estimated lives, which range from 30 to 40 years. Intangible assets at December 31, 1996 and 1995 are shown net of accumulated amortization of $3 million and $1 million, respectively. The Company will review its goodwill and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

CONSTRUCTION IN PROGRESS -- Construction progress payments, engineering costs, insurance costs, wages, interest and other costs relating to construction in progress are capitalized. Construction in progress balances are transferred to electric and steam generating facilities when the assets are ready for their intended use. Interest capitalized during development and construction totaled $27 million, $8 million and $2 million in 1996, 1995 and 1994, respectively.

DEFERRED COSTS -- Financing costs are deferred and amortized using the straight-line method over the related financing period, which does not differ materially from the effective interest method of amortization. Deferred costs are shown net of accumulated amortization of $36 million and $31 million for 1996 and 1995, respectively.

PROJECT DEVELOPMENT COSTS -- The Company capitalizes the costs of developing new projects. These costs represent amounts incurred for professional services, salaries, permits, options, capitalized interest and other related direct costs. These costs are included in investments in affiliates, or property when financing is obtained, or expensed at the time the Company determines that a particular project will no longer be developed. The continued capitalization is subject to on-going risks related to successful completion, including those related to political, siting, financing, construction, permitting and contract compliance. Certain reimbursable costs related to one of the projects have been classified as other assets at December 31, 1996.

FOREIGN CURRENCY TRANSLATION -- Foreign subsidiaries and affiliates translate their assets and liabilities into U.S. dollars at the current exchange rates in effect at the end of the fiscal period. The gains or losses that result from this process, and gains and losses on intercompany transactions which are long-term in nature, and which the Company does not intend to repatriate are shown in the cumulative foreign currency translation adjustment balance in the stockholders' equity section of the balance sheet. The revenue and expense accounts of foreign subsidiaries and affiliates are translated into U.S. dollars at the average exchange rates that prevailed during the period.

REVENUE RECOGNITION AND CONCENTRATION -- Revenues from the sale of electricity and steam are recorded based upon output delivered and capacity provided at rates as specified under contract terms. Most of the Company's power plants rely primarily on one power sales contract with a single customer for the majority of its revenues. Five customers accounted for 20%, 16%, 16%, 11% and 10% of revenues in 1996, four customers accounted for 24%, 18%, 18% and 13% of revenues in 1995, and four customers accounted for 31%, 23%, 22% and 11% of revenues in 1994. The prolonged failure of any of these customers to fulfill its contractual obligations could have a substantial negative impact on AES's revenues and profits. However, the Company does not anticipate non-performance by the customers under these contracts.

INTEREST RATE SWAP AND CAP AGREEMENTS -- The Company enters into interest rate swap and cap agreements as a hedge against interest rate exposure on floating rate project financing debt. The transactions are accounted for as a hedge and interest is expensed or capitalized, as appropriate, using the effective interest rates. Any fees or payments are amortized as yield adjustments. These derivative financial instruments are classified as other than trading.

NET INCOME PER SHARE -- Net income per share is based on the weighted average number of common stock and common stock equivalents outstanding, after giving effect to stock splits and stock dividends. Common stock equivalents result from dilutive stock options, warrants and deferred compensation arrangements. The effect of such common stock equivalents on net income per share is computed using the treasury stock method. The shares used in computing net income per share were 154.6 million, 151.8 million, and 151.6 million for 1996, 1995 and 1994, respectively. Primary and fully diluted earnings per share are approximately the same.

NEW ACCOUNTING  PRONOUNCEMENTS  -- Statement of Financial  Accounting  Standards
(SFAS) No. 128 "Earnings Per Share," was issued in early 1997. SFAS No. 128 is effective for periods ending after December 15, 1997 and early adoption is not permitted. SFAS No. 128 requires the Company to compute and present basic and diluted earnings per share. Had the Company computed earnings per share in accordance with SFAS No. 128 the basic and diluted amounts would have been as follows:

                                     --------------------------

                                      YEARS ENDED DECEMBER 31,
                                     --------------------------
                                        1996      1995     1994
                                     -------   -------   ------

Basic earnings per share .........    $ .83     $ .72     $ .67
Diluted earnings per share  ......    $ .80     $ .70     $ .66

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates. Actual results could differ from those estimates.

RECLASSIFICATIONS -- Certain reclassifications have been made to prior period amounts to conform with the 1996 presentation.

2. ACQUISITIONS

In March 1996, the Company, through a subsidiary acquired a 98% interest in Hidrot-rmica San Juan, S.A., ("AES San Juan"), which is the owner and operator of a 78 megawatt Power Supply Business in the province of San Juan, Argentina. The facility, which sells electricity into the Argentine spot market, includes a 45 megawatt hydroelectric power plant and a 33 megawatt gas combustion plant. As a result of this acquisition, the Company acquired intangible assets of $17 million which are being amortized over the life of the hydroelectric concession of 30 years.

In May 1996, AES, through certain subsidiaries, acquired for approximately $393 million, common shares representing an 11.35% interest in Light Servi-os de Electricidade S. A. ("Light"), a publicly-held Brazilian corporation that operates as the concessionaire of an approximately 3,800 megawatt integrated electric power generation, transmission and distribution system which serves Rio de Janeiro, Brazil. The AES subsidiary which owns an interest in Light is participating in a consortium established through a shareholders' agreement that owns a 50.44% controlling interest. As a result, the Company has the ability to exert significant influence over the operation of Light, and is recording its investment using the equity method.

In August 1996, the Company, through a subsidiary, acquired a controlling interest in three power plants totaling 1,281 MW and a coal mine through the purchase of an 81% share of Tiszai Eromu Rt. ("AES Tiszai") an electricity generation company in Hungary for $110 million, and in December 1996 acquired an additional 13% for $17 million.

Also, in August 1996, the Company acquired, through a subsidiary, a majority controlling interest in a 4,000 megawatt coal-fired facility in Kazakstan, ("AES Ekibastuz"), for approximately $3 million. The facility sells power to a government-owned utility under a 35 year power purchase agreement. Through December 31, 1996, approximately $35 million (excluding VAT) has been billed under the power sales contract for electricity delivered of which the purchaser has paid approximately $5 million. The Company has recorded a provision of $20 million to reduce the carrying value of the contract receivable at December 31, 1996 to $10 million. As of December 31, 1996, the net assets of the project were $24 million, a portion of which was represented by the contract receivable referred to above. There can be no assurance as to the ultimate collectibility of amounts owed to AES as of December 31, 1996 or additional amounts related to future deliveries of electricity under the power sales contract.

In January 1995, a subsidiary of the Company acquired the remaining outstanding debt of AES Deepwater, a 140 megawatt cogeneration plant in Pasadena, Texas, for $65 million from a syndicate of lenders. Prior to that date, the Company did not maintain or exercise control or significant influence over the utilization of the AES Deepwater facility, and accordingly, recorded its investment using the cost method. The acquisition resulted in the creation of goodwill of approximately $24 million which is being amortized over the remaining estimated life of the plant.

In June and July 1995, a subsidiary of the Company increased its ownership interest in Central T-rmica San Nicolas, S. A. ("AES San Nicolas"), a 650 megawatt power plant located in San Nicolas, Argentina from approximately 34% to approximately 69% by purchasing the interests of two former minority shareholders. The 1995 purchase price was $24 million. The net results attributable to the Company's non-owned portion of earnings from AES San Nicolas in 1995 is reflected as minority interest.

In addition, in December 1995, another subsidiary of the Company purchased Hidroel-ctrica Rio Juramento S.A. ("AES Rio Juramento") a 112 megawatt hydroelectric system in the province of Salta, Argentina for $43 million. As a result of this acquisition, the Company acquired intangible assets of $14 million which are being amortized over the life of the hydroelectric concession of 30 years.

These acquisitions were accounted for as purchases. The purchase price allocations for Light, AES Tiszai and AES Ekibastuz have been completed on a preliminary basis, subject to adjustments resulting from new or additional facts that may come to light when the engineering, environmental, and legal analyses are completed during the allocation period. The accompanying financial statements include the operating results of AES Tiszai from August 1, 1996, the operating results of AES Ekibastuz from August 10, 1996, equity earnings from Light from June 10, 1996, and the operating results of AES Deepwater from January 20, 1995, the operating results of AES San Nicolas from January 1, 1995 and the operating results of AES Rio Juramento from December 1, 1995. The following table presents supplemental unaudited proforma operating results as if all of the acquisitions had occurred at the beginning of 1995 (in millions, except per share amounts):


                                                                       -----------------

                                                                         FOR THE YEARS
                                                                             ENDED
                                                                          DECEMBER 31,
                                                                       -----------------
                                                                          1996      1995
                                                                       -------    ------
Revenues   .........................................................    $1,013     $ 892
Net income .........................................................       100        91
Earnings per share  ................................................    $ 1.29     $1.20

The pro forma results are based upon assumptions and estimates which the Company believes are reasonable. The pro forma results do not purport to be indicative of the results that actually would have been obtained had the acquisitions occurred on January 1, 1995, nor are they intended to be a projection of future results.

3. INVESTMENTS

AT DECEMBER 31, 1996 AND 1995, THE COMPANY'S INVESTMENTS WERE CLASSIFIED AS EITHER HELD-TO-MATURITY OR AVAILABLE-FOR-SALE. THE amortized cost and estimated fair value of the investments at December 31, 1996 and 1995 classified as held-to-maturity and available-for-sale were approximately the same.

The short-term investments and debt service reserves and other deposits were invested as follows (in millions):


                                                                        ---------------

                                                                          DECEMBER 31,
                                                                        ---------------
                                                                          1996     1995
                                                                        -------   -----
Restricted cash and cash equivalents   ..............................     $104     $144
Held-to-maturity US treasury and government agency securities  ......        1       33
Foreign certificates of deposit  ....................................       --        3
Commercial paper  ...................................................       39        3
Floating rate notes  ................................................       --        6
                                                                         -----    -----
Subtotal ............................................................       40       45
Available-for-sale:
US treasury and government agency securities ........................       43       30
Certificates of deposit .............................................        3        4
Commercial paper  ...................................................        5       --
Foreign certificates of deposit  ....................................       --        3
                                                                         -----    -----
Subtotal ............................................................       51       37
                                                                         -----    -----
Total ...............................................................     $195     $226
                                                                         =====    =====

Short-term investments classified as held-to-maturity and available-for-sale were $9 and $11 million, respectively, at December 31, 1996 and $44 million and $14 million, respectively, at December 31, 1995.

4. INVESTMENTS IN AND ADVANCES TO AFFILIATES

The following table presents summarized financial information (in millions) for equity method affiliates on a combined 100% basis. Amounts presented include the accounts of NIGEN, Ltd. (47% owned UK affiliate), Medway Power Ltd. (25% owned UK affiliate), Light (11.35% owned Brazilian affiliate) and AES Chigen's affiliates at December 31, 1996, and for the year then ended, the accounts of NIGEN, Ltd. and Medway Power Ltd. at December 31, 1995 and 1994 and for the years then ended, and the accounts of San Nicolas (34% owned Argentine affiliate) at December 31, 1994 and for the year then ended.


                                 ---------------------------

                                    1996      1995      1994
                                  ------   -------    ------
Sales ........................    $1,960      $276     $ 335
Operating income  ............       498        86        75
Net income  ..................       383        49        33
Current assets ...............       891       171       156
Noncurrent assets ............     4,928       949     1,030
Current liabilities  .........       868        70       133
Noncurrent liabilities  ......     2,111       973       945
Stockholders' equity .........     2,840        77       108

In 1994, NIGEN, Ltd. refinanced its outstanding project financing loan through a public debenture offering. The extinguishment of such debt resulted in an extraordinary loss of $7 million. The Company's share, $2 million, net of taxes, is included in the accompanying financial statements as an extraordinary loss.

The Company's share of undistributed earnings of affiliates included in consolidated retained earnings was $33 million and $13 million at December 31, 1996 and 1995, respectively. The Company charged and recognized management fees and interest on advances to its affiliates which aggregated $9 million, $8 million and $18 million for each of the years ended December 31, 1996, 1995 and 1994, respectively.

5. DEBT

PROJECT FINANCING DEBT -- Project financing debt at December 31, 1996 and 1995 consisted of the following (in millions):


                                            --------------------------------------------------

                                              INTEREST
                                                RATE
                                             @ 12/31/96     FINAL MATURITY     1996       1995
                                            ------------   ----------------  ------     ------
SENIOR DEBT--FLOATING
AES Beaver Valley   .....................        7.4%            1998         $  21      $  33
AES Thames ..............................        6.8%            2004           163        181
AES Shady Point  ........................        7.4%            2004           306        320
AES Barbers Point   .....................        6.5%            2007           325        340
AES Lal Pir   ...........................        5.0%            2008           135         28
AES Pak Gen   ...........................        5.1%            2010            90         --
AES Coral Reef   ........................       10.1%            2003           168         --
AES Warrior Run  ........................        6.7%            2014            37         22
Other   .................................       10.4%            2001             8         --
SENIOR DEBT--FIXED
AES Placerita--capital lease ............        8.1%            2009           105        111
AES Warrior Run--tax exempt bonds  ......        7.4%            2019            74         74
AES Pak Gen   ...........................        4.3%            2007            85         --
AES San Nicolas  ........................       10.4%            2000            80         --
Subordinated Debt   .....................       13.6%            2010            71         73
                                                                             ------     ------
Subtotal   ..............................                                     1,668       1182
Less current maturities   ...............                                      (110)       (84)
                                                                             ------     ------
Total   .................................                                    $1,558     $1,098
                                                                             ======     ======

Project financing debt borrowings are primarily collateralized by the capital stock of the project subsidiary, the physical assets of such facility and all project agreements associated with such facility.

In 1994, the Company purchased and retired subordinated project financing debt and accrued interest at AES Placerita, resulting in an extraordinary gain of $4 million, net of taxes.

The Company has interest rate swap agreements in an aggregate notional principal amount of $550 million at December 31, 1996. The swap agreements effectively change the interest rate on the portion of the debt covered by the notional amounts, to a weighted average fixed rate ranging from approximately 9.5% to 10.5%. The agreements expire at various dates from 1997 through 2007. In the event of nonperformance by the counterparties, the subsidiaries may be exposed to increased interest rates, however, the Company does not anticipate nonperformance by the counterparties, which are multinational financial institutions. At December 31, 1996, subsidiaries of the Company have interest rate cap agreements at a ceiling of approximately 12.5% with remaining terms ranging from three to six years in an aggregate notional amount of $280 million.

AES Shady Point and AES Barbers Point have issued commercial paper supported by irrevocable letters of credit issued by multinational financial institutions. In the event of nonperformance or credit deterioration of these institutions, the Company may be exposed to the risk of higher effective interest rates. The Company does not believe that such nonperformance or credit deterioration is likely.

OTHER NOTES PAYABLE -- Other notes payable at December 31, 1996 and 1995 consisted of the following (in millions):


                                              ---------------------------------------------------

                                               INTEREST RATE
                                                @ 12/31/96      FINAL MATURITY    1996      1995
                                              --------------   ---------------- ------    ------
Corporate revolving bank loan(1)  .........        7.40%             1998         $213      $ 50
Senior subordinated notes   ...............        9.75%             2000           75        75
Convertible subordinated debentures  ......        6.50%             2002           --        50
Senior subordinated notes   ...............       10.25%             2006          250        --
                                                                                 -----     -----
 Subtotal .................................                                        538       175
Less current maturities  ..................                                        (88)      (50)
                                                                                 -----     -----
 Total ....................................                                       $450      $125
                                                                                 =====     =====

----------
(1) Floating rate loan.


Under the terms of the $425 million corporate revolving bank loan and letter of credit facility ("Revolver"), the Company must reduce its direct borrowings to $125 million for 30 consecutive days annually to obtain additional loans. Commitment fees on the unused portion at December 31, 1996 are .375% per annum, and as of that date $89 million was available. The Company's 9 3/4% senior subordinated notes due 2000 ("9 3/4% Notes) and 10 1/4% senior subordinated notes due 2006 ("10 1/4% Notes") are general unsecured obligations of the Company. The 9 3/4% Notes are redeemable at the Company's option, in whole or in part, beginning June 1997 at redemption prices in excess of par and are redeemable at par beginning June 1999. The 10 1/4% Notes are redeemable at the Company's option, in whole or in part, beginning July 2001 at redemption prices in excess of par and are redeemable at par beginning July 2003. The Company's convertible subordinated debentures ("Debentures") were converted into common stock of the Company at the rate of $26.16 per common share on August 30, 1996.

FUTURE MATURITIES OF DEBT -- Scheduled maturities of total long-term debt at December 31, 1996 are (in millions):

         1997  ............   $  198
         1998  ............      132
         1999  ............      303
         2000  ............      269
         2001  ............      202
         Thereafter  ......    1,102
                             -------
         Total ............   $2,206
                             =======

COVENANTS -- The terms of the Company's Revolver, 9 3/4% Notes, 10 1/4% Notes, and project financing debt agreements contain certain covenants and provisions. The covenants provide for, among other items, maintenance of certain reserves, and require that minimum levels of working capital, net worth and certain financial ratio tests are met. The most restrictive of these covenants include limitations on incurring additional debt and on the payment of dividends to shareholders.

The project financing debt limitations of AES's subsidiaries permit the payment of dividends to the parent company out of current cash flow for quarterly, semi-annual or annual periods only at the end of such periods and only after payment of principal and interest on project loans due at the end of such periods. As of December 31, 1996, approximately $63 million was available under project loan documents for distribution by U.S. subsidiaries.

AES CHIGEN NOTES -- Subsequent to its fiscal year end, AES Chigen issued $180 million of 10 1/8% Notes due 2006.

6. COMMITMENTS AND CONTINGENCIES

As of December 31, 1996, the Company and its consolidated subsidiaries are obligated under long-term non-cancelable operating leases, primarily for office rental and site leases. Rental expense for operating leases was $4 million, $3 million and $2 million in the years ended 1996, 1995 and 1994, respectively. The future minimum lease commitments under these leases are $6 million each year for 1997 and 1998, $5 million for 1999, $2 million each year for 2000 and 2001, and $56 million for the years thereafter.

Operating subsidiaries of the Company enter into various long-term contracts for
the  purchase  of  fuel  subject  to   termination   only  in  certain   limited
circumstances. These contracts have remaining terms of 3 to 11 years.

GUARANTEES -- In connection with certain of its project financing, acquisition, disposition, and power purchase agreements, AES has expressly undertaken limited obligations and commitments most of which will only be effective or will be terminated upon the occurrence of future events. These obligations and commitments, excluding letter of credit obligations discussed below, were limited as of December 31, 1996, by the terms of the agreements, to an aggregate of approximately $176 million. The Company is also obligated under other commitments which are limited to amounts, or percentages of amounts, received by AES as distributions from its project subsidiaries. These amounts aggregated $33 million as of December 31, 1996.

LETTERS OF CREDIT -- At December 31, 1996 and 1995, the Company had $123 million and $56 million, respectively, of letters of credit outstanding under its credit facility which operate to guarantee performance relating to certain project development activities and subsidiary operations. The Company pays a letter of credit fee of 1.75% on the outstanding amounts.

LITIGATION -- On February 25, 1993, an action was filed, jointly and severally, in the 10th Judicial District Court, Galveston County, Texas against the Company, over 25 other corporations (including major oil refineries and chemical companies) and utilities, a utility district, four Texas cities, McGinnes Industrial Maintenance Corporation, Roland McGinnes and Lawrence McGinnes, claiming personal injuries, property, and punitive damages of $20 billion, arising from alleged releases of hazardous and toxic substances to air, soil and water at the McGinnes waste disposal site located in Galveston County. This matter was consolidated with two other related cases in December 1993. The complaint sets forth numerous causes of action, including fraud, negligence and strict liability, including, among other things, allegations that the defendants sent hazardous, toxic and noxious chemicals and other waste products to the McGinnes site for disposal. In March 1995, the Company entered into a settlement agreement with certain plaintiffs, pursuant to which the Company paid seven thousand dollars in return for withdrawal of their claims against the Company.

On August 8, 1997, the Company settled all claims with respect to the remaining plaintiffs for approximately twelve thousand dollars plus legal costs. This matter is now concluded.


On December 17, 1996, AES was named defendant in a complaint filed in the Court of Chancery in Delaware. The suit was brought by the holder of 750 shares of AES Chigen Class A Common Stock individually and on behalf of a purported class of public shareholders of AES Chigen in response to an amalgamation to be entered into between AES Chigen and AES. The complaint alleges, among other things, that AES breached its alleged fiduciary duty as a controlling shareholder to treat the class with fairness, and questions the sufficiency of the consideration to be paid to AES Chigen shareholders. The complaint sought damages and injunctive relief. AES Chigen was not named in the suit. On March 13, 1997 settlement was reached subject to court approval.

The Company is involved in certain other legal proceedings in the normal course of business. It is the opinion of the Company that none of the pending litigation is expected to have a material adverse effect on its results of operations or financial position.

7. STOCKHOLDERS' EQUITY


                                                                    ------------------------------------

                                                                        1996          1995          1994
                                                                     -------       -------        ------
In millions
Common stock
 Balance at January 1 and December 31   ...........................    $   1         $   1         $   1
                                                                      ======        ======        ======
Additional paid-in capital
 Balance at January 1 .............................................    $ 293         $ 240         $ 203
 Issuance of common stock under benefit plans and exercise of stock
   options and warrants  ..........................................        3             2             2
 Tax benefit associated with the exercise of options   ............       15            --            --
 Issuance of common stock on conversion of 6.5% subordinated
   debentures, net ($13.08 per share)..............................       49            --            --
 Common stock dividends (1994-3% per share)   .....................       --            --            47
 AES Chigen Class A redeemable common stock   .....................       --            51           (12)
                                                                      ------        ------        ------
Balance at December 31   ..........................................    $ 360         $ 293         $ 240
                                                                      ======        ======        ======
Retained earnings
 Balance at January 1 .............................................    $ 271         $ 164         $ 111
 Net income for the year ..........................................      125           107           100
 Common stock dividends (1994-3% per share)   .....................       --            --           (47)
                                                                      ------        ------        ------
Balance at December 31   ..........................................    $ 396         $ 271         $ 164
                                                                      ======        ======        ======
Cumulative foreign currency translation adjustment
 Balance at December 31  ..........................................    $ (33)        $ (10)        $  (3)
                                                                      ======        ======        ======
Treasury stock
 Balance at December 31  ..........................................    $  (3)        $  (6)        $  --
                                                                      ======        ======        ======


STOCK SPLIT AND STOCK DIVIDEND -- On December 7, 1993, the Board of Directors authorized a three-for-two split, effected in the form of a stock dividend, payable to stockholders of record on January 15, 1994. Additionally, on February 17, 1994, the Company declared a 3% stock dividend, payable to stockholders of record on March 10, 1994. Accordingly, all outstanding share, per share and stock option data in all periods presented have been restated to reflect the split and the 3% stock dividend.

On July 30, 1996, the Company exercised its right to redeem the Debentures at a redemption price equal to approximately 104% of the principal amount of the debentures, together with accrued interest through the date of redemption. As a result, $49.7 million of the debentures were converted into 3.8 million shares of common stock of the Company at a conversion price of $13.08 per share.

SUBSEQUENT EVENT -- On July 15, 1997, the Board of Directors authorized a two-for-one-split, effected in the form of a stock dividend, payable to stockholders of record on July 28, 1997. Accordingly, all outstanding share, per share and stock option data in all periods presented have been restated to reflect the split.


STOCK OPTIONS AND WARRANTS -- The Company has granted options for shares of common stock under its stock option plans. Under the terms of the plans, the Company may issue options to purchase shares of the Company's common stock at a price equal to 100% of the market price at the date the option is granted. The options become eligible for exercise under various schedules. At December 31, 1996, there were approximately 4 million shares reserved for future grants under the plans. A summary of the option activity follows (in thousands of shares):



                                                 -----------------------------------------------------------------------

                                                                              DECEMBER 31,
                                                 -----------------------------------------------------------------------
                                                                   1996                     1995                    1994
                                                 ----------------------   ----------------------   ---------------------
                                                             WEIGHTED-                WEIGHTED-                WEIGHTED-
                                                              AVERAGE                  AVERAGE                 AVERAGE
                                                             EXERCISE                 EXERCISE                 EXERCISE
                                                   SHARES      PRICE       SHARES       PRICE       SHARES      PRICE
                                                 --------   -----------   --------   -----------   --------   ----------
Options outstanding--beginning of year  ......    8,126       $ 7.28       7,080       $ 6.04       5,998       $ 4.89
Exercised during the year   ..................     (960)        5.35        (710)        8.86        (374)        1.33
Forfeitures during the year ..................     (432)       10.28        (114)        9.18         (24)        6.59
Granted during the year  .....................    1,286        19.39       1,870        10.02       1,480         9.46
                                                  -----                    -----                    -----
Outstanding--end of year .....................    8,020         9.30       8,126         7.28       7,080         6.04
                                                  =====                    =====                    =====
Eligible for exercise--end of year   .........    4,264         6.43       2,418         4.52       2,118         3.01
                                                  =====                    =====                    =====

The following table summarizes information about stock options outstanding at December 31, 1996 (in thousands of shares):


                           --------------------------------------------------------------------------------------------

                                             OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                           ------------------------------------------------------- ------------------------------------
                                                REMAINING LIFE   WEIGHTED-AVERAGE                      WEIGHTED-AVERAGE
  RANGE OF EXERCISE PRICES  TOTAL OUTSTANDING     (IN YEARS)     EXERCISE PRICE    TOTAL EXERCISABLE     EXERCISE PRICE
-------------------------- ------------------- ---------------- ------------------ ------------------- ----------------
$.78 to $3.24 ............        2,026               3.3             $ 2.57              2,022             $ 2.57
$5.83 to $9.88............        2,522               6.9               8.77                984               8.72
$10.00 to $14.44 .........        2,496               8.3              10.49              1,186              10.40
$15.88 to $22.07 .........          976              10.0              21.57                 72              18.16
                                  ------                                                  ------
Total   ..................        8,020                                                   4,264
                                  ======                                                  ======


The Company accounts for its stock-based compensation plans under APB No. 25, and as a result, no compensation expense has been recognized in connection with the options, as all options have been granted only to AES people, including
Directors, with an exercise price equal to the market price of the Company's common stock on the date of grant. The Company adopted SFAS No. 123 for disclosure purposes in 1996. For SFAS No. 123 purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.5%, 5.5%, and 7.5% and expected volatility of 28%, 24%, and 22% for the years ended 1996, 1995 and 1994, respectively, a dividend payout rate of zero for each year and an expected option life of 7 years. Using these assumptions, the weighted average fair value of the stock options granted is $8.81 and $4.09 for 1996 and 1995, respectively. There were no adjustments made in calculating the fair value to account for vesting provisions or for non-transferability or risk of forfeiture.

Had compensation expense been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net income and earnings per share for the year ended December 31, 1996, 1995 and 1994 would have been reduced to the following pro forma amounts (in millions):


                               -----------------------------

                                    FOR THE YEARS ENDED
                                       DECEMBER 31,
                               -----------------------------
                                  1996       1995       1994
                               --------   --------   -------
Net Income:
 As Reported ...............    $  125     $  107     $  100
 Pro forma   ...............       121        106        100
Net income per common share:
 As Reported ...............    $ 0.81     $ 0.71     $ 0.66
 Pro forma   ...............      0.79       0.70       0.66

The use of such amounts and assumptions are not intended to forecast any possible future appreciation of the Company's stock price or change in dividend policy.

In addition to the options described above, the Company has outstanding warrants to purchase up to 1.4 million shares of its common stock at $14.72 per share through July 2000, which were issued as partial settlement of a shareholder class action suit and were expensed in 1995. Warrants exercised under this settlement were not significant at December 31, 1996.

AES CHINA GENERATING CO. LTD. -- During 1994, AES Chigen completed an initial public offering for the sale of 10.2 million shares of Class A redeemable common stock. Prior to the offering, AES contributed $50 million to AES Chigen for 7.5 million shares of Class B common stock. AES, as the sole Class B holder, is entitled to elect one-half of the board of directors of AES Chigen. As of December 22, 1995, AES Chigen had entered into binding commitments to invest in excess of $50 million in power projects in the People's Republic of China and the previously held right of Class A Shareholders to require AES Chigen to repurchase their shares has expired. As a result, the Company has allocated the net proceeds from the issuance of the Class A shares to additional paid-in capital and minority interest during 1995. In November 1996, the Company and AES Chigen signed a definitive agreement for the Company to acquire the approximately 8.2 million outstanding Class A shares of AES Chigen. The acquisition will be accomplished by amalgamating AES Chigen with a wholly owned subsidiary of the Company. Subject to approval of the holders of the Class A common stock, AES Chigen shareholders will receive shares of the Company common stock at an exchange rate of 0.29 shares of the Company's common stock for each share of AES Chigen common stock.

8. INCOME TAXES

INCOME TAX PROVISION -- The provision for income taxes attributable to continuing operations consists of the following (in millions):

                    --------------------------

                       FOR THE YEARS ENDED
                           DECEMBER 31,
                    --------------------------
                      1996      1995      1994
                    -------   -------   ------
Federal
 Current   ......   $ 19        $ 4       $ 2
 Deferred  ......     27         47        35
State
 Current   ......     12          5         4
 Deferred  ......     (2)         1         3
Foreign
 Current   ......      3         --        --
 Deferred  ......      1         --        --
                    -----       ----     ----
Total   .........   $ 60        $57       $44
                    =====       ====     ====

EFFECTIVE AND STATUTORY RATE RECONCILIATION -- A reconciliation of the U.S. statutory federal income tax rate to the Company's effective tax rate as a percentage of income before taxes (excluding earnings and taxes from affiliates accounted for on the equity method, and minority interests) is as follows:


                                                 -------------------------------

                                                       FOR THE YEARS ENDED
                                                            DECEMBER 31,
                                                 -------------------------------
                                                   1996        1995      1994
                                                 ---------   -------   ---------
Statutory federal tax rate   ..................     35%        35%        35%
Change in valuation allowance   ...............     (2)        (6)        (2)
State taxes, net of federal tax benefit  ......      6          6          5
Foreign taxes .................................      2         --         --
Other--net ....................................     (1)         3         (4)
                                                   ----       ----       ----
Effective tax rate  ...........................     40%        38%        34%
                                                   ====       ====       ====

DEFERRED INCOME TAXES -- Deferred income taxes relate principally to accelerated depreciation methods used for tax purposes and certain other expenses which are deducted for income tax purposes, but not for financial reporting purposes. Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered. Deferred tax assets and deferred tax liabilities are as follows (in millions):


                                                               ---------------------------------

                                                                      FOR THE YEARS ENDED
                                                                          DECEMBER 31,
                                                               ---------------------------------
                                                                  1996       1995         1994
                                                               ---------   ---------   ---------
Differences between book and tax basis of property and total
 deferred tax liability ....................................    $  379     $  379       $  219
Operating loss carryforwards  ..............................      (124)      (167)        (231)
Tax credit carryforwards   .................................       (97)       (71)         (68)
Other deductible temporary differences .....................       (13)        (1)         (15)
                                                                ------     -------      ------
Total gross deferred tax asset   ...........................      (234)      (239)        (314)
Less: valuation allowance  .................................        33          9          168
                                                                ------     -------      ------
Total net deferred tax asset  ..............................      (201)      (230)        (146)
                                                                ------     -------      ------
Net deferred tax liability .................................    $  178     $  149       $   73
                                                                ======     =======      ======


As of December 31, 1996, the Company had federal net operating loss carryforwards for tax purposes of approximately $295 million expiring from 2001 through 2010, federal investment tax credit carryforwards for tax purposes of approximately $54 million expiring in years 2001 through 2006, foreign tax credit carryforwards of $3 million expiring in 2001 and federal alternative minimum tax credits of approximately $30 million which carryforward without expiration.

The valuation allowance increased during the current year by approximately $24 million to $33 million at December 31, 1996. This increase resulted primarily from the acquisition of foreign entities with certain pre-existing deferred tax assets, the ultimate realization of which cannot be determined on a more likely than not basis. The valuation allowance for these pre-existing deferred tax assets was recorded as acquisition adjustments and had no effect on the current year income tax expense. The $33 million valuation allowance at December 31, 1996 relates primarily to state and foreign tax credits, state operating losses, and deferred tax assets, the ultimate realization of which is uncertain. The Company believes that it is more likely than not that the remaining deferred tax assets will be realized.

The valuation allowance decreased during 1995 by approximately $159 million to $9 million. The primary reason for this decrease was the Company's purchase of the outstanding debt of AES Deepwater on January 20, 1995, which had the effect of reducing certain of the Company's deferred tax assets. The $9 million valuation allowance at December 31, 1995 related primarily to state tax credits and foreign operating losses, the ultimate realization of which is uncertain. The Company believes that it is more likely than not that the remaining deferred tax assets will be realized.

Undistributed earnings of certain foreign affiliates aggregated $85 million on December 31, 1996. The Company considers these earnings to be indefinitely reinvested outside of the U.S. and, accordingly, no U.S. deferred taxes have been recorded with respect to the earnings. Should the earnings be remitted as dividends, the Company may be subject to additional U.S. taxes, net of allowable foreign tax credits. It is not practicable to estimate the amount of any additional taxes which may be payable on the undistributed earnings.

9. PROFIT SHARING AND DEFERRED COMPENSATION PLANS

PROFIT SHARING AND STOCK OWNERSHIP PLAN -- The Company has a profit sharing and stock ownership plan, qualified under section 401 of the Internal Revenue Code, which is available to all AES people. The profit sharing plan provides for Company matching contributions, other Company contributions at the discretion of the Compensation Committee of the Board of Directors, and discretionary tax deferred contributions from the participants. Participants are fully vested in their own contributions and the Company's matching contributions. Participants vest in other Company contributions over a five-year period. Company contributions to the plan were $4 million for each of the years ended 1996, 1995 and 1994.

DEFERRED COMPENSATION PLANS -- The Company has a deferred compensation plan under which directors of the Company may elect to have a portion or all of their compensation deferred. The amounts allocated to each participant's deferred compensation account may be converted into common stock units. Upon termination or death of a participant, the Company is required to distribute, under various methods, cash or the number of shares of common stock accumulated within the participant's deferred compensation account. Distribution of stock is to be made from common stock held in treasury or from authorized but previously unissued shares. The plan terminates and full distribution is required to be made to all participants upon any changes of control of the Company (as defined therein).

In addition, the Company has an executive officers' deferred compensation plan. At the election of an executive officer, the Company will establish an unfunded, non-qualified compensation arrangement for each officer who chooses to terminate participation in the Company's profit sharing and employee stock ownership plan. The participant may elect to forego payment of any portion of his or her compensation and have an equal amount allocated to a contribution account. In addition, the Company will credit the participant's account with an amount equal to the Company's contributions (both matching and profit sharing) that would have been made on such officer's behalf if he or she had been a participant in the profit sharing plan. The participant may elect to have all or a portion of the Company's contribution converted into stock units. Dividends paid on common stock are allocated to the participant's account in the form of stock units. The participant's account balances are distributable upon termination of employment or death.

During 1995, the Company adopted a supplemental retirement plan covering certain AES people. The plan provides incremental profit sharing and matching contributions to participants that would have been paid to their accounts in the Company's profit sharing plan if it were not for limitations imposed by income tax regulations. All contributions to the plan are vested in the manner provided in the Company's profit sharing plan, and once vested are nonforfeitable. The participant's account balances are distributable upon termination of employment or death.

The Company is not obligated under any post-retirement benefit plans other than the profit sharing and deferred compensation plans described in this Note.

10. QUARTERLY DATA (UNAUDITED)

The following table summarizes the unaudited quarterly statements of operations (in millions, except per share amounts):

                               ---------------------------------------

                                         QUARTERS ENDED 1996
                               ---------------------------------------
                                MAR 31     JUN 30     SEP 30    DEC 31
                               -------    -------    -------   -------
Sales and services .........     $ 172      $ 174      $ 205     $ 284
Gross margin ...............        74         76         85        98
Net income   ...............        29         28         32        36
Net income per share  ......     $0.19      $0.19      $0.21     $0.23


                               ---------------------------------------

                                         QUARTERS ENDED 1995
                               ---------------------------------------
                                MAR 31     JUN 30     SEP 30    DEC 31
                               -------    -------    -------   -------
Sales and services .........     $ 169      $ 166      $ 173     $ 171
Gross margin ...............        69         69         73        74
Net income   ...............        25         27         27        28
Net income per share  ......     $0.17      $0.18      $0.18     $0.19


11. GEOGRAPHIC SEGMENTS

Information about the Company's operations in different geographic areas is as follows (in millions):


                              ------------------------------

                               FOR THE YEARS ENDED
                                    DECEMBER 31,
                              ------------------------------
                                1996       1995         1994
                              ------     ------        -----
REVENUES
North America  .............    $554       $542         $523
South America  .............     146        131            2
Asia  ......................      45          1           --
Europe   ...................      90          5            8
                               -----      -----        -----
Total ......................    $835       $679         $533
                               =====      =====        =====


                            --------------------------------

                                 FOR THE YEARS ENDED
                                     DECEMBER 31,
                            --------------------------------
                               1996         1995        1994
                            -------      -------      ------
OPERATING INCOME
North America  ............    $258         $251       $ 245
South America  ............      21           14          --
Asia  .....................      (9)          (8)        (11)
Europe   ..................       8           (4)          2
                              -----        -----       -----
Total .....................    $278         $253       $ 236
                              =====        =====       =====

                        -----------------------------

                             FOR THE YEARS ENDED
                                 DECEMBER 31,
                        -----------------------------
                            1996       1995      1994
                        --------   --------   -------
IDENTIFIABLE ASSETS
North America  ......     $1,831     $1,693    $1,569
South America  ......        683        230        46
Asia  ...............        744        328       221
Europe   ............        364         90        79
                         -------    -------   -------
Total ...............     $3,622     $2,341    $1,915
                         =======    =======   =======

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's assets and liabilities have been determined using available market information. The estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The fair value of current financial assets, current liabilities, debt service reserves and other deposits, and other assets are assumed to be equal to their reported carrying amounts. The fair value of project financing debt is estimated differently based upon the type of loan. For variable rate loans, carrying value approximates fair value. For fixed rate loans, the fair value is estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates at which similar borrowing arrangements would be made under current conditions, or by the estimated discount rate a prospective seller would pay to a credit-worthy third party to assume the obligations. The carrying value and fair value of the AES Placerita capital lease have been excluded from this disclosure. The fair value of swap agreements is the estimated net amount that the Company would pay to terminate the agreements at the balance sheet date. The estimated fair values of the Debentures, 9 3/4% Notes and 10 1/4% Notes are based on the quoted market prices at December 31, 1996 and 1995.

The estimated fair values of the Company's financial instruments at December 31, 1996 and 1995 are as follows (in millions):

                           --------------------------------------------------

                                               1996                      1995
                           ------------------------   -----------------------
                            CARRYING                   CARRYING
                              AMOUNT     FAIR VALUE      AMOUNT   FAIR VALUE
                           ---------   ------------   ---------   -----------
Project financing debt  ... $1,562        $1,562        $1,071      $1,078
Other notes payable  ......    538           560           175         180
Interest rate swaps  ......     --            68            --         137

The fair value estimates presented herein are based on pertinent information available as of December 31, 1996 and 1995. The Company is not aware of any factors that would significantly affect the estimated fair value amounts since that date.


13. SUBSEQUENT EVENTS

On June 30, 1997, AES acquired the international assets of Destec Energy, Inc. ("Destec") for approximately $430 million. The purchase includes five electric generating plants and a number of power projects in development. The plants acquired by AES (with ownership percentages in parenthesis) include a 110 MW gas-fired combined cycle plant in Kingston, Canada (50%); a 405 MW gas-fired combined cycle plant in Terneuzen, Netherlands (50%); a 140 MW gas-fired simple cycle plant in Cornwall, England (100%); a 235 MW oil-fired simple cycle plant in Santo Domingo, Dominican Republic (99%); and a 1600 MW coal-fired plant in Victoria, Australia (20%).


In May 1997, the Company and its partner, CEA acquired an aggregate of 90% (AES acquired 60% and CEA acquired 30%) of two integrated electricity companies of ESEBA serving certain portions of the province of Buenos Aires, Argentina for an aggregate purchase price of $565 million. The remaining 10% will be owned by the employees of each of the two acquired companies.

On May 8, 1997, AES completed its amalgamation with AES China Generating Co. Ltd. (see Note 7). As a result of the amalgation the Company issued approximately 5.0 million shares of AES Common Stock in exchange for all of the outstanding AES Chigen Class A Common Stock.

In May 1997, AES through a consortium agreed to acquire approximately 13% of CEMIG, an integrated electric utility service in the State of Minas Gerais for approximately $1 billion. These shares also represent a 33% voting interest in CEMIG.

On October 27, 1997, AES acquired certain distribution assets of CEEE, an integrated electric utility service in the state of Rio do Sol Brazil, for approximately $1.37 billion.

                                 EXHIBIT INDEX

Exhibit
No.

(b) Exhibits:


23.1 Consent of Deloitte & Touche LLP.